Exhibit 10.1

THIRD AMENDMENT TO AGREEMENT OF SALE

THIS THIRD AMENDMENT TO AGREEMENT OF SALE (“Third Amendment”), is made and entered into on this 30th day of January, 2019, by and between BLONDER TONGUE LABORATORIES, INC., as Seller and JAKE BROWN RD, LLC, as Buyer.

Background

A. Seller and Buyer entered into an Agreement of Sale dated August 3, 2018 (the “Original Agreement”) for the sale and purchase of real property identified as (i) 19.407 acres of land, together with all rights, easements and interests appurtenant thereto, situate at Lot 8, Block 9000, also known as 1 Jake Brown Road, Old Bridge Township, New Jersey 08857 (the “Land”); and (ii) all improvements located thereon, including, but not limited to, a commercial building consisting of approximately 128,747 square feet (“the “Building,” and Land and Building, collectively, the “Property”) and more particularly described on Exhibit “A” attached to the Original Agreement, as amended by Seller’s letter dated September 20, 2018, which extended the Due Diligence Period expiration date, at Buyer’s request, to October 4, 2018 (the “First Amendment.”) and as further amended by a certain second amendment dated October 8, 2018 (the “Second Amendment”). The Original Agreement, as amended by the First Amendment and the Second Amendment is referred to herein as the “Agreement”).

B. Buyer has now requested an extension of the Closing Date and Seller agrees to Buyer’s request and the parties also agree to the further accommodations set forth below.

NOW, THEREFORE, the parties, intending to be legally bound agree that, in exchange for the consideration described below, the Agreement shall, notwithstanding anything therein to the contrary, be modified as follows:

1. All capitalized terms use in this Third Amendment and not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement.

2. The parties acknowledge that the Buyer’s lender has required that at the Closing the Buyer provide a reserve for certain capital expenses anticipated to be made to the Property in the amount of $130,000 (the “Bank Capex Reserve”) and that the funding, allocation, use, application, and disposition of the Bank Capex Reserve is between the Buyer and its bank, (with no obligation upon Seller (either as the seller under the Agreement or as tenant under the Lease) with respect thereto and which is unrelated to the Property Repair Advance contemplated by section 3 below.

3. Consistent with the provisions of Section 7 of the Second Amendment, the parties hereto agree that Seller will advance to Buyer at Closing, the sum of $130,000 (the “Property Repair Advance”), representing a preliminary estimate of the Tenant’s CapX Share of the Property Repairs (as defined in the Second Amendment), which the parties acknowledge and reaffirm are CapX Expenses under and as defined in Section 3.08(d) of the Lease. Within thirty (30) days after Closing, the parties shall jointly define and agree on the specific extent and final cost of the Property Repairs and calculate Tenant’s CapX Share of such amount. At that time, the parties shall also determine the Useful Life of such CapX Expense as contemplated by the Lease and agree upon what constitutes “substantial completion” of each such Property Repair (“Repairs Substantial Completion”). The amount of the Property Repair Advance shall be applied against the amount of Tenant’s CapX Share, calculated in accordance with this Section and the Lease. Any excess in the amount of the Property Repair Advance over the calculated amount of Tenant’s CapX Share relating thereto shall be reimbursed to Seller within five (5) days following the date of the Repairs Substantial Completion. Buyer shall promptly commence after Closing, and diligently pursue thereafter, each Property Repair through to completion. Nothing herein shall be deemed to otherwise amend, limit or reduce the continuing obligations of Seller as Tenant under the Lease in connection with CapX Expense that may arise from and after the date hereof.

4. The Closing shall occur on or before February 1, 2019.

5. Except to the extent explicitly modified herein, all terms and conditions of the Agreement shall otherwise remain in full force and effect.

6. The agreements contained in this Third Amendment shall survive the Closing.

SELLER:

BLONDER TONGUE LABORATORIES, INC.

	By:	/s/ Robert J. Pallé
Name: Robert J. Pallé, Chief Executive Officer

:	BUYER:

JAKE BROWN RD, LLC

	By:	/s/ Arvee Claravall
Name: Arvee Claravall
Title: CFO